EXHIBIT 10.2

SCIENTIFIC GAMES CORPORATION

INDUCEMENT STOCK OPTION GRANT AGREEMENT

FOR MICHAEL CHAMBRELLO

THIS AGREEMENT, made as of the 1st day of July, 2005, between SCIENTIFIC GAMES CORPORATION (the “Company”) and MICHAEL CHAMBRELLO (the “Participant”).

WHEREAS, the Compensation Committee (the “Committee”) administers the Company’s equity incentive compensation programs and is authorized to grant stock options and other awards, including to newly hired employees; and

WHEREAS, the Participant was granted the option evidenced by this Agreement as of the date hereof as an inducement to the Participant to become an employee of the Company as of that date;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows.

1.             Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein, the Participant is hereby granted an option (the “Option”) to purchase 1,000,000 shares of the Company’s Class A Common Stock, $.01 par value per share (the “Common Stock”).  The Option does not constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986.

2.             Grant Date.  The Grant Date of the Option granted hereby is July 1, 2005.

3.             Definitions.  For purposes of this Agreement, the following terms shall be defined as set forth below:

(a)           “Beneficiary” means the person, persons, trust, or trusts which may be designated by the Participant in a written beneficiary designation filed with the Committee to receive the benefits specified hereunder upon the Participant’s death. If, upon the Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(b)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(c)           “Fair Market Value” means the fair market value of Common Stock, as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Common Stock shall be the average of the high and low sales prices of the Common Stock on a given date or, if there are no sales on that date, on the latest previous date on which there were sales, reported for composite transactions in securities listed on the principal trading market on which the Common Stock is then listed.

4.             Vesting Dates. This Option shall vest and become exercisable in the following cumulative installments:

Number of Shares	Dates
333,333	July 1, 2006
333,333	July 1, 2007
333,334	July 1, 2008 (the “Last Vesting Date”)

5.             Exercise Price. The exercise price per share of each share with respect to which this Option is granted is $27.01, which is not less than the Fair Market Value of a share of Common Stock on the Grant Date.

6.             Expiration Date; Effect of Termination of Employment.

(a)           Subject to the provisions of this Agreement and the Employment Agreement between the Participant and the Company, dated as of July 1, 2005 (the “Employment Agreement”), the Option granted hereby shall expire on July 1,

2015 (the “Expiration Date”).

(b)           Subject to the provisions of this Agreement and the Employment Agreement, in the event the employment of the Participant is terminated:

(i)            for any reason other than for “Cause” (as defined in the Employment Agreement) or due to the Participant’s death or permanent disability (as defined in the Company’s long-term disability plan), the Option, to the extent that it was exercisable immediately prior to the time of termination of employment, shall remain exercisable until the earlier of (x) the close of business on the 90th day after termination of employment and (y) the Expiration Date, and the Option, to the extent that it was not exercisable immediately prior to the time of termination of employment, shall expire at the close of business on the date of termination of employment;

(ii)           due to the Participant’s death or disability, the Option, to the extent that it was exercisable immediately prior to death or termination of employment, shall remain exercisable by the Participant or the Participant’s executor or administrator or Beneficiary (as the case may be) until the earlier of (x) the first anniversary of the Participant’s death or termination of employment and (y) the Expiration Date, and the Option, to the extent that it was not exercisable immediately prior to death or termination of employment, shall expire at the close of business on the date of death or termination of employment; or

(iii)          for “Cause,” the Option shall expire at the commencement of business on the date of termination of employment.

7.             Method of Exercise. The Option shall be exercisable in whole or in part by delivering notice to the Company’s principal office in the manner specified by the Company. Payment for shares of Common Stock purchased upon the exercise of the Option shall be made on the effective date of such exercise either: (i) in cash, by certified check, bank cashier’s check or wire transfer; or (ii) in such other form as shall be acceptable to the Committee. Certificates for shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of the Participant or his Beneficiary, as the case may be, and delivered to the Participant or his Beneficiary, as the case may be, as soon as practicable following the effective date of exercise of the Option.

8.             Administration.

(a)           Authority of the Committee.  The Committee has full and final authority, in each case subject to and consistent with the provisions of this Agreement, to administer the Option, determine all matters relating to the Option, construe and interpret the Option and this Agreement and correct defects, supply omissions, or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Option.  The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of the Option that is not mandatory under this Agreement.

(b)           Limitation of Liability.  The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or a subsidiary, the Company’s independent auditors, consultants, or any other agents assisting in the administration of the Option or this Agreement.  Members of the Committee and any officer or employee of the Company or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Option, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

9.             General Provisions.

(a)           Compliance with Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Common Stock or payment of other benefits under the Option until completion of such registration or qualification of such Common Stock or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Common Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require the Participant to make such representations, furnish such information and comply with or be subject to such other conditions as the Company may consider appropriate in connection with the issuance or delivery of Common Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)           Transferability.  The Option may not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Participant to any party, or assigned or transferred by the Participant otherwise than by will or the laws of descent and distribution, and the Option shall be exercised during the lifetime of the Participant only by the Participant or, if the Participant is incapacitated, by his guardian or legal representative. In the event that the Option is exercised by the Participant’s guardian or legal representative, the exercise of the Option shall not be effective unless and until the Company has received evidence satisfactory to it as to the authority of such guardian or legal representative. A Beneficiary or other person claiming any rights under the Agreement from or through the Participant shall be subject to all terms and conditions of this Agreement except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)           Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate hereunder then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Common Stock or other securities subject to or deliverable in respect of the outstanding Option and (ii) the exercise price, grant price or purchase price relating to the Option, and/or make provision for payment of cash or other property in respect of the Option.

(d)           Limitation on Rights Conferred.  Neither this Agreement nor any action taken hereunder shall be construed as (i) giving the Participant the right to continue in the employ or service of the Company or a subsidiary, (ii) interfering in any way with the right of the Company or a subsidiary to terminate the Participant’s employment or service at any time, (iii) giving the Participant any claim to be granted any award under any option or benefit Plan or to be treated uniformly with other participants and employees, or (iv) conferring on the Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Common Stock in accordance with the terms of the Option.

(e)           Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Option.  The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

10.           Taxes. The Company and any subsidiary is authorized to withhold from the Option, any payment relating to the Option, including from a distribution of Common Stock, or any payroll or other payment to the Participant, amounts of withholding and other taxes due or potentially payable in connection with the Option, and to take such other action as the Committee may deem advisable to enable the Company and the Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Option.  This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

11.           Securities Matters.  The exercise of the Option granted hereby shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and requirements of any securities exchange on which shares of Common Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any exercise of the Option in order to allow the issuance of shares of Common Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of the Option. During the period that the effectiveness of the exercise of the Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

12.           Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

13.           Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, and the Employment Agreement contain the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Employment Agreement.  This Agreement and the Employment Agreement supersede all prior agreements and understandings between the parties with respect to its subject matter.

14.           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

15.           Participant Acknowledgment.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of this Agreement and the Option shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement, as of the day and year first written above.

SCIENTIFIC GAMES CORPORATION

By:
Martin E. Schloss
Vice President, General Counsel and Secretary

PARTICIPANT:

Michael Chambrello